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                                                                    Exhibit h(5)

                           ADMINISTRATION AGREEMENT

         ADMINISTRATION AGREEMENT, dated as of May 1, 2000 by and between Domini Social Investment Trust (formerly, "Domini Social Equity Fund"), a Massachusetts business trust (the "Trust"), with respect to its series, the Domini Social Bond Fund (the "Series'), and Domini Social Investments LLC, a Massachusetts limited liability company ("DSI" or the "Administrator").

                             W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended, and consists of one or more series;

         WHEREAS, the Trust desires to enter into this Agreement with respect to its Series;

WHEREAS, the Trust wishes to engage DSI to provide certain oversight, administrative and management services with respect to its Series, and DSI is willing to provide such oversight, administrative and management services to the Trust with respect to its Series on the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. DUTIES OF THE ADMISTRATOR. Subject to the direction and control of the Board of Trustees of the Trust, the Administrator shall perform such oversight, administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) maintaining office facilities (which may be in the office of DSI or an affiliate) and furnishing clerical services necessary for maintaining the organization of the Trust and for performing the oversight, administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for directors, officers or employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;
(c) supervising the overall administration of the Series, including the updating of corporate organizational documents, and the negotiation of contracts and fees with and the monitoring and coordinating of performance and billings of the Series' transfer agent, shareholder servicing agents (if any), custodian, administrator, subadministrator (if any) and other independent contractors or agents; (d) overseeing (with advice of the Trust's counsel) the preparation of and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations (including state "blue sky" laws and regulations) pertaining to the Series, including registration statements on Form N-1A, prospectuses and statements of additional information, or similar forms, as applicable, semi-annual and annual reports to shareholders and proxy statements, and
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reviewing tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and preparation of notices, proxy statements and minutes of meetings of shareholders; (f) arranging for maintenance of books and records of the Series; (g) maintaining telephone coverage to respond to shareholder inquiries regarding matters to which this Agreement pertains to which the transfer agent is unable to respond; (h) providing reports and assistance regarding the Series' compliance with securities and tax laws and the Series' investment objectives; (i) arranging for dissemination of yield and other performance information to newspapers and tracking services; (j) arranging for and preparing annual renewals for fidelity bond and errors and omissions insurance coverage; (k) developing a budget for the Series, establishing the rate of expense accruals and arranging for the payment of all fixed and management expenses; and (l) answering questions from the general public, the media and shareholders of the Series regarding (i) the securities holdings of the Series; (ii) any limits in which the Series invests;
(iii) the social investment philosophy of the Series; and (iv) the proxy voting philosophy and shareholder activism philosophy of the Series. Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed, pursuant to this Agreement, any duties with respect to, and shall not be responsible for, the management of the Series' assets or the rendering of investment advice and supervision with respect thereto or the distribution of shares of the Series, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian, fund accounting pricing agent or shareholder servicing agent of the Series.

         2. ALLOCATION OF CHARGES AND EXPENSES. DSI shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of DSI or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. The Trust shall pay all of its operating expenses, including but not limited to fees due the Administrator under this Agreement, compensation of Trustees not affiliated with the Administrator, governmental fees, including but not limited to Securities and Exchange Commission fees and state "blue sky" fees; interest charges; taxes and related charges; membership dues of the Trust in the Investment Company Institute and other professional or industry associations; fees and expenses of the Trust's independent auditors and accountants, of legal counsel and any transfer agent, distributor, shareholder servicing agent, recordkeeper, registrar or dividend disbursing agent of the Trust; expenses of distributing, issuing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Series, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Series; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares of the Series of the Trust.
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         3.   COMPENSATION OF THE ADMISTRATOR. For the services to be rendered and facilities to be provided by the Administrator hereunder with respect to the Series, the Trust shall pay DSI from the assets of the Series a fee accrued daily and payable monthly at an annual rate equal to 0.25% of the Series' average daily net assets for the Series' then current fiscal year.

         If DSI serves as the Administrator for less than the whole of any period specified in this Section 3, the compensation to DSI, as Administrator, shall be prorated. For purposes of computing the fees payable to the Administrator hereunder, the value of the Series' net assets shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information applicable to the Series.

         4. LIMITATION OF LIABILITY OF THE ADMISTRATOR. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the oversight, administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this
Section 4, the term "Administrator" shall include DSI and/or any of its affiliates and the directors, officers and employees of DSI and/or any of its affiliates.

         5. ACTIVITIES OF THE ADMISTRATOR. The services of the Administrator to the Trust are not to be deemed to be exclusive, DSI being free to render oversight, administrative and/or other services to other parties. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in the Administrator and/or any of its affiliates as directors, officers, employees or otherwise and that directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Administrator and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

         6. DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, unless terminated as set forth in this Section 6.

         This Agreement may not be altered or amended, except by an instrument in writing and executed by both parties. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust, or by the Administrator, in each case on not less than 60 days' written notice to the other party.

         7. SUBCONTRACTING BY DSI. DSI may subcontract for the performance of some or all of DSI's obligations hereunder with any one or more persons; provided, however, that DSI shall not enter into any such subcontract with any entity other than a subsidiary or an affiliate of DSI unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that, unless the Trust otherwise expressly agrees in
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writing, DSI shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

         8. SEVERABILITY. If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         9. NOTICE. Any notices under this Agreement shall be in writing addressed and delivered personally, by telecopy or mailed postage-paid to the other party at such address as such other party may designate in accordance with this Section 9 for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust shall be 11 West 25th Street, 7th Floor, New York, New York 10010, and the address of DSI shall be 11 West 25th Street, 7th Floor, New York, New York 10010.

         10. MISCELLANEOUS. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee of the Trust has executed this Agreement not individually but as a Trustee under the Trust's Declaration of Trust, dated June 7, 1989, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually but bind only the Trust estate. The obligations of the Series shall be paid only from the assets of the Series and shall not be enforceable against any other series of the Trust.

                                        DOMINI SOCIAL INVESTMENT TRUST,
                                        On Behalf of Domini Social Bond Fund


                                        By /s/ Carole M. Laible
                                          -----------------------------------
                                        Name     Carole M. Laible
                                        Title    Treasurer/Secretary

                                        DOMINI SOCIAL INVESTMENTS LLC


                                        By /s/ David P. Wieder
                                           ----------------------------------
                                        Name   David P. Wieder
                                        Title  Managing Principal